MUTUALS.COM

CODE OF ETHICS

May 23, 2007

Mutuals.com
Code of Ethics

Table of Contents

1.1	Introduction	1
1.2	Persons Subject to the Code	1
1.3	Reportable Securities Covered by the Code	2
1.4	Covered Accounts under this Code	2
1.5	Reportable Transactions Covered by this Code	3
1.6	Transactions Exempted from this Code	4
1.7	Pre-Clearance Requirements	5
1.8	Transactions Exempted from Pre-Clearance Requirements	5
1.9	Prohibited Transactions	6
1.10	Prohibited Transactions – Exemptions	7
1.11	Periodic Reporting Requirements	7
1.12	Confidentiality Provisions	8
1.13	Gifts and Political Contributions	9
1.14	Insider Trading Policy	10
1.15	Restricted List Procedures	12
1.16	Record Keeping	13
1.17	Duties of the Chief Compliance Officer	14
1.18	Enforcement of the Code	15

Exhibit A: Personal Transaction Request Form		16
Exhibit B: Initial Holdings Report		17
Exhibit C: Initial Account List		18
Exhibit D: Quarterly Transaction Report		19
Exhibit E: Annual Holdings Report		20
Exhibit F: Code of Ethics Acknowledgement and Representations		21

Mutuals.com

Consolidated Code of Ethics

1.1	Introduction

Mutuals.com (the “Trust”) has adopted this Code of Ethics under Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Company Act”).

The Trust’s reputation for integrity and high ethical conduct is one of its most valuable assets.  In order to maintain the Trust’s reputation, it is important that every Covered Person (as defined below) strive to avoid any activity or relationship that may reflect unfavorably on the Trust as a result of a possible conflict of interest, the appearance of a conflict, the improper use of confidential information or the appearance of any impropriety.

1.2	Persons Subject to the Code of Ethics

The Code applies to all “Covered Persons” which for purposes of the Code is defined as follows:

1.	Every employee, officer, and director of Mutuals Advisors, Inc (“MAI”); and

2.
All other “Access Persons” of the Trust, which includes any trustee, director, officer, general partner, employee, or “other advisory person” of the Trust, but does not include Trustees of the Trust who are not “interested persons” of the Trust1.   The term “other advisory person” shall mean (i) any officer or employee of any company in a control relationship to the Trust or MAI, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a portfolio of the Trust, or whose functions relate to making recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship with the Trust or MAI who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a security.

In addition, consultants or temporary employees hired for a period of 30 days or more whose duties provide them with access to the Trust’s technology, information systems and/or trading information, in any form, may be considered Covered Persons  for the purposes of the Code and as determined by the Chief Compliance Officer.  Although such consultants or temporary employees may enter into a confidentiality agreement with the Trust or one of its service providers, they may nevertheless be subject to this Code of Ethics, including the Insider Trading Policy.  The Chief Compliance Officer is responsible for making this determination on a case-by-case basis.  Covered Persons are required to immediately inform the Chief Compliance Officer of any consultants or temporary employees who will be hired for a period of 30 days or more and whose duties will provide them with access to the Trust’s technology, information systems and/or trading information, in any form.

1 Trustees who are not “interested persons” of the Trust are subject to a separate Code of Ethics.

1.3	Reportable Securities Covered by the Code

A “Reportable Security” under the Code includes all interests or instruments commonly known as a “security”.  A “security” is generally defined as any note, stock, preferred stock, convertible preferred stock, treasury stock, security future (a contract of sale for future delivery of a single security or of a narrow-based security index, including interest therein or based on the value thereof), bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof) or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.  In addition, futures, swaps and other financial instruments are deemed securities for purposes of the Code.

Additionally, private placement investments are considered “Reportable Securities” for purposes of this Code.

1.4	Covered Accounts under this Code

A “Covered Account” includes, but is not limited to, any account holding, or used to execute transactions in, Reportable Securities for the benefit of:

1.	The Covered Person;
2.	Any joint or tenancy in common account in which the Covered Person has an interest or is a participant;
3.	Any account for which either the Covered Person acts as trustee, executor, or custodian, or over which the Covered Person has power of attorney;
4.	Any corporate or investment club accounts in which the Covered Person has investment discretion or otherwise participates in the investment decision-making process; and
5.	Accounts of immediate family members living in the same household.

1.5	Reportable Transactions Covered by this Code

“Reportable Transactions” include, but are not limited to, transactions executed in Reportable Securities for the benefit of:

1.	The Covered Person;
2.	Any joint or tenancy in common account in which the Covered Person has an interest or is a participant;
3.	Any account for which either the Covered Person acts as trustee, executor, or custodian, or over which the Covered Person has power of attorney;
4.	Any corporate or investment club accounts in which the Covered Person has investment discretion or otherwise participates in the investment decision-making process; and
5.	Accounts of immediate family members living in the same household.

Reportable Transactions include transactions executed using Covered Accounts as well as those which take place outside of an established brokerage or custody account, such as in the case of private securities, securities held in physical form, and interests in commingled investment vehicles.

1.6	Transactions Exempted from the Code

The following securities transactions are exempt from the requirements of the Code.

1.	Open-End Mutual Funds. Transactions in shares issued by any SEC registered open-end mutual fund, not managed or otherwise affiliated with the Trust.

Transactions in interests in any other type of mutual fund, i.e. closed-end mutual funds, exchange-traded funds, commingled investment vehicles, or open-end mutual funds affiliated with the Trust must comply with the requirements of the Code, including pre-clearance and reporting requirements.

2.	Transactions in direct obligations of the U.S Government.

Transactions in direct obligations of any other government, such as state, municipal or foreign, must comply with the requirements of the Code.

3.	Money Market Instruments. Any transaction in the following:

i.	bankers’ acceptances;

ii.	bank certificates of deposit;

iii.	commercial paper; and

iv.	high quality short-term debt instruments2, including repurchase agreements.

4.	Unit Investment Trusts. Transactions in unit investment trusts that are invested exclusively in one or more SEC registered open-end mutual funds, not managed or otherwise affiliated with the Trust.

Transactions in interests in unit investment trusts that invest in any other types of securities, including closed-end mutual funds and exchange traded funds, must comply with the requirements of the Code, unless otherwise stated.

5.
Certain Corporate Actions.  Any acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

6.	Commodity futures. Transactions in commodity futures.

7.
Discretionary Account Transactions.  Transactions in any account in which the Covered Person does not have any direct or indirect influence or control, such as in the case of a fully discretionary investment management account whereby all investment decisions are made by a third-party who is unrelated to the Covered Person, is exempt from the reporting requirements of the Code.  In order for an account to qualify as “fully discretionary,” the Covered Person may not communicate with the third-party regarding any investment decisions being made in the account and there must be a written discretionary investment management agreement covering the account.

8.	Miscellaneous. Other categories of securities as may from time to time be designated in writing by the Chief Compliance Officer or his designee may be exempt.

2 Generally, a high quality short-term debt instrument is defined as any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

1.7	Pre-Clearance Requirements

Covered Persons must obtain approval from the CCO of the Trust before executing a Reportable Transaction.  Pre-clearance requests should be submitted using the Personal Transaction Request Form in Exhibit A.  Pre-clearance approval is valid for three days.

These pre-clearance requirements shall not apply to securities transactions of Covered Persons in the employ of:

1	the Trust’s sub-advisor, if such transactions are pre-cleared by the CCO of the sub-advisor; or
2	the Trust’s transfer agent, fund accountant, fund administrator, or custodian, except where a proposed Reportable Transaction involves shares of an initial public offering or a private placement.

Nothing in these exceptions, however, shall constitute a waiver of any of the reporting requirements under this Code.

1.8	Transactions Exempted from Pre-Clearance Requirements

Covered Persons are not required to obtain pre-clearance for the following transactions.  However, Covered Persons must adhere to the Insider Trading Policy and all of the reporting requirements of the Code regarding these securities.

1.
Exercise of Rights.  Acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired through the rights offering and not through the secondary market, do not require pre-clearance.

2.
Automatic Investment Plans.3  Covered Persons may participate in automatic investment plans including, dividend reinvestment plans that allow the purchase of an issuer's securities without the intermediation of a broker-dealer.  The initial purchase of the issuer’s securities must be pre-cleared.  Once the initial transaction has been approved, any subsequent purchases of shares in the plan are not required to be pre-cleared, provided that the timing of the purchases are determined by the plan and not subject to the discretion of the Covered Person.

However, all sales of securities or transactions whereby the Covered Person overrides the pre-set schedule or allocations of the plan must be pre-cleared.

3 An automatic investment plan is defined as a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

1.9	Prohibited Transactions

Covered Persons are prohibited from engaging in the following transactions.

1.
Inside Information.  Transactions by any person while in possession of material non-public information regarding the security or the issuer of the security are prohibited.  Please refer to Section 1.13 of the Code for the Insider Trading Policy.

2.	Market Manipulation. Transactions intended to raise, lower or maintain the price of any security or to create a false appearance of active trading are prohibited.

3.	Restricted List Securities. Transactions in securities or related securities4 of issuers that appear on the Restricted List, unless otherwise specified on such list, are prohibited.

4.
Blackout Period.  Transactions in securities (or related securities) that are the subject of an open order on behalf of the Trust may not be purchased or sold.  In addition, Covered Persons are generally prohibited from purchasing or selling the same security three calendar days before such security was purchased or sold on behalf of the Trust.  This prohibition applies whether the transaction is in the same (e.g., two purchases) direction or opposite direction of the transaction of the client.  Any profits realized by trades within this period may be required to be disgorged to a personal charity.

5.
Initial Public Offerings.  With respect to Covered Persons in the employ of the Trust’s advisor or sub-advisor, or otherwise involved in investment decisions for portfolios of the Trust, the direct or indirect (such as through a commingled investment vehicle) acquisition of securities in initial public offerings is prohibited (other than a new offering of a registered open-end mutual fund).

6.
Other.  Any other transactions deemed by the Chief Compliance Officer to involve a conflict of interest, possible diversion of a Trust opportunity, or the appearance of impropriety may be prohibited and the profits relating thereto subject to disgorgement.

4 A related security includes any security issued by the same entity as the issuer of a security and all derivative instruments, including options, warrants and futures. A related security does not include an ETF.

1.10	Prohibited Transactions - Exemptions

1.
Forwards, Swaps and Options on Currencies Transactions in forwards, futures, swaps and options on currencies and broad-based securities indices are exempt from the Blackout Period restrictions.  Any questions regarding whether a transaction in forwards, futures, swaps or options is exempt from the Blackout Period restrictions should be directed to the CCO.

Any other transactions in forwards, futures, swaps or options must comply with the Blackout Period  restrictions.

2.	Trading in Large-Capitalization Securities. The blackout period restriction shall not apply where all of the following conditions are met:

a.	the Covered Person executes the transaction in less than 500 shares, aggregated over three days;

b.	the issuer’s market capitalization is greater than $5 billion; and

c.	the Covered Person does not execute the transaction on the same day that the security is traded by a portfolio of the Trust.

Note: These exemptions cannot be used as a means to violate the spirit of the Code, and the Chief Compliance Officer may revoke a Covered Person’s right to use any of these exemptions.

1.11	Periodic Reporting Requirements

A.           Initial Reporting

Within 10 days after an individual becomes a Covered Person, he/she is required to   report all Reportable Securities held in Covered Accounts, as well as Reportable Securities held in other locations or forms for the benefit of the same individuals or entities identified in the Covered Accounts definition.  Each Covered Person must submit this information using the Initial Holdings Report (Exhibit B).  The information included in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date that the individual became a Covered Person.

B.           Account Lists

Each Covered Person must report all Covered Accounts to the CCO.  An Account List Form may be found in Exhibit C.  This Form must be provided to the CCO within 10 days of the individual becoming a Covered Person.  Covered Persons are also responsible for notifying the CCO when additional accounts are opened or closed.

C.           Quarterly Reporting

Each Covered Person must report all Reportable Transactions to the CCO within 30 days after the end of the calendar quarter.  All such reports must be submitted to the  Chief Compliance Officer using the Quarterly Report Form in Exhibit D, or using an alternative report format which includes all of the transaction data required by the Form.

D.           Annual Reporting

Within 30 days after the end of the calendar year, each Covered Person is required to  submit an annual holdings report for all Reportable Securities held in Covered Accounts, as well as holdings maintained in other locations or forms for the benefit of the same individuals or entities identified in the Covered Accounts definition.  Such reports should be submitted using the Annual Holdings Report form in Exhibit E.

E.           Initial and Annual Code Acknowledgement

Each Covered Person must, within 10 days of becoming a Covered Person, sign an acknowledgement form (please see Exhibit F) indicating, among other items, that he or she understands the Code and will abide by its provisions.

Each Covered Person will also be required to sign this acknowledgement annually in reaffirmation of his or her responsibilities under the Code.

1.12           Confidentiality Provisions

Covered Persons are prohibited from revealing any information relating to the investment intentions, activities or portfolios of clients or securities that are being considered for purchase or sale or any other confidential information with respect to the Trust, to any person other than to persons at MAI, the sub-advisor, the Trust’s fund accounting agent, administrator, custodian, transfer agent, and other entities that are authorized to receive such information for purposes of transaction processing or providing authorized services to the Trust.

All Covered Persons are required to take appropriate steps to safeguard the confidentiality of information obtained with respect to the Trust.  For example, Covered Persons must avoid speaking about confidential matters relating to the Trust in public places, restrict access to files or computer records containing confidential information and must take all necessary precautions to protect confidential information.

1.13           Gifts and Political Contributions

A.           Giving and Receiving

Covered Persons are required to comply with the following requirements regarding the giving and receiving of gifts.

1.
Accepting Gifts.  Covered Persons should generally refrain from accepting gifts from clients, brokers, vendors, or other persons in a business relationship the Trust.  Customary business lunches, dinners and entertainment may be accepted as long as the person providing the lunch, dinner or entertainment is in attendance. Any invitations to lunches, dinners or entertainment which may not be considered customary or whereby the person providing the lunch, dinner or entertainment is not in attendance, must be discussed with the Chief Compliance Officer prior to attending.  In addition, company logo items of nominal value (under $100) may be accepted.  All gifts with a value in excess of $100 presented to a Covered Person by an entity that does business with, or seeks to do business with, the Trust should be reported to the CCO within 10 days of receiving the gift.  Covered Persons should never accept cash from clients, brokers, vendors or other persons in a business relationship with the Trust.  Similarly, Covered Persons shall never accept airfare or lodging from such persons.

2.
Giving Gifts to Regulated Persons.  Covered Persons are prohibited from giving any gift or gratuity with a value in excess of $100 per year, per person, to persons associated with securities or financial organizations that do business with, or seek to do business with, the Trust, including exchanges, NASD or NYSE member organizations or commodities firms.

3.
Giving Gifts to Investors/Clients. As a general policy, Covered Persons should not give anything of value to anyone with a business relationship with the Trust, such as investors/clients and prospective investors/clients.  This policy does not extend to non-cash gifts of nominal value (under $100 per year, per person) or typical business entertainment.  The Chief Compliance Officer should be notified in advance of any gifts falling outside of this exception.  All gifts with a value in excess of $100 proposed to be given to an investor/client or other person in a business relationship with the Trust should be reported to the CCO prior to giving the gift.

Prior to giving a gift or providing entertainment to any investor/client or prospective investor/client, Covered Persons shall ensure that such investor/client or prospective investor/client is not restricted from receiving a gift or entertainment.  It should be noted that many employees of state pension plans may be restricted from accepting a gift or entertainment or may have specific monetary restrictions.

4.
Gifts to Government Officials. Covered Persons are prohibited from giving a gift or gratuity to any government employees or officials, in connection with their association with the Trust, without the prior written approval of the Trust’s Chief Compliance Officer.

5.	Solicitation of Gifts. All solicitation of gifts or gratuities is strictly prohibited.

6.
Family and Social Relationships. Gifts given to, or received from, family members, friends and social acquaintances do not fall under the aforementioned requirements and do not have to be reported, provided the gifts are not related to the business of the Trust or activities conducted on behalf of the Trust.

B.           Political Contributions

Covered Persons are prohibited from making or soliciting political contributions to an elected official or to any election campaign or candidate on behalf of or in the name of the Trust without the prior written approval of the Chief Compliance Officer.  In addition, under no circumstances is a Covered Person allowed to make political contributions to elected officials or other government employees for the purpose of obtaining or retaining an investor or client.

1.14	Insider Trading Policy

1.
Prohibition on Insider Trading.  The term “insider trading” is generally used to refer to (i) a person’s use of material, nonpublic information in connection with transactions in securities, and (ii) certain communications of material, nonpublic information.

Covered Persons are expected to obey the law and not trade on the basis of material, nonpublic information.  In addition, Covered Persons are discouraged from seeking or knowingly obtaining material nonpublic information about publicly traded companies.

The laws concerning insider trading generally prohibit:

(a)	The purchase or sale of securities by an insider, on the basis of material, nonpublic information;

(b)
The purchase or sale of securities by a non-insider, on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

(c)	The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

2.
Who is an Insider?  The concept of “insider” is broad.  It includes the officers, trustees, employees and majority shareholders of a company.  In addition, a person can be considered a “temporary insider” of a company if he or she enters into a confidential relationship in the conduct of the company’s affairs and, as a result, is given access to company information that is intended to be used solely for company purposes.  Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company’s representative in a manner in which the analyst knows or should know to be a breach of that representative’s duties to the company, the analyst may become a temporary insider.

3.
What is Material Information?  Trading on inside information is not a basis for liability unless the information is “material.”  “Material” information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision or information that is reasonably certain to have a substantial effect on the price of a company’s securities.  Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, extraordinary management developments, and analysts’ reports on a company’s prospects.

4.
What is Nonpublic Information?  Information is nonpublic unless it has been effectively communicated to the market place.  For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public.  For example, information found in a report filed with the SEC or appearing on the Internet or in Dow Jones, Reuters Economic Services, The Wall Street Journal or another publication of general circulation is considered public.  Market rumors, unless they are accessible (e.g., through an open “chat room”) are not considered public information.

5.	Not Certain if You Have “Inside” Information? If you have any doubts about whether you are in possession of material nonpublic information, consult with the Chief Compliance Officer.

6.
Penalties for Insider Trading.  Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers.  A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation.  Penalties include: administrative penalties; civil injunctions; disgorgement of profits; substantial fines; jail sentences; and serious disciplinary measures, including potential dismissal.

7.
Serving as a Director.  Because officers and directors of a publicly traded company have special information about that company, all Covered Persons must receive approval from the Chief Compliance Officer before any Covered Person may agree to serve as officers or directors of a publicly traded company.  The Chief Compliance Officer will design appropriate procedures to mitigate any conflicts of interests and any potential insider trading issue depending upon the requirements of each individual situation.

1.15	Restricted List Procedures

MAI and/or any sub-advisor to the Trust will maintain a Restricted List to actually restrict trading (no buying, no selling, no shorting, no trading, etc.) in the public securities of specific issuers for personal accounts and on behalf of the Trust.  Although the Restricted List may be made available to certain Covered Persons, it must be maintained strictly confidential and not disclosed to anyone outside of the Trust’s advisor or sub-advisor.

Issuers may be added to the Restricted List for various reasons, including but not limited to:

▪	Knowledge of material, nonpublic information about an issuer;

▪	Board of Directors or Committee position;

▪	Private investment in a public company;

▪	The signing of investment-related confidentiality agreements by the MAI or the sub-advisor; or

▪	As otherwise required by agreement.

Issuers may be removed from the Restricted List for various reasons, including but not limited to:

▪	Public dissemination of material, nonpublic information;

▪	Discontinuation of Board of Directors or Committee service;

▪	Termination or expiration of a private investment in a public company;

▪	Sufficient lapse of time from date of a press release disclosing material, nonpublic information; or

▪	Termination or expiration of agreement.

The Chief Compliance Officer is responsible for reviewing Restricted Lists on a periodic basis.  The CCO will also be responsible for reviewing trades by Trust portfolios and the personal securities transactions of Covered Persons against such Restricted Lists on a periodic basis.

1.16	Record Keeping

MAI and the Trust are required to maintain the following documents:

1.	A copy of this Code of Ethics and any amendments thereto.

2.	A record of all Covered Perons who are currently subject to the Code and a record of all Covered Persons who were subjected to the Code during the past 5 years.

3.	A record of all written acknowledgements of receipt of the Code of Ethics and any amendments thereto for all Covered Persons.

4.	All reports and forms submitted by Employees as required by the Code of Ethics.

5.	A record of any violation of the Code of Ethics and of any action taken as a result of such violation.

6.	A record of any decision and the reason(s) supporting the decision to approve the acquisition of private placements (as incorporated into the Personal Transaction Request Form).

7.	Records of any exceptions to the Code of Ethics that were granted and documentation as to the basis on which such exceptions were made.

8.	Any other records deemed necessary to be maintained in conjunction with the Code of Ethics or as otherwise required by applicable Federal securities or other laws.

1.17	Duties of the Chief Compliance Officer of the Trust

1.
The Chief Compliance Officer shall be responsible for notifying all Covered Persons that they are subject to this Code of Ethics.  All such persons shall complete the The Code of Ethics Acknowledgement and Representations form, as set forth in Appendix F.

2.	The Chief Compliance Officer shall be responsible for maintaining lists of Covered Persons and for updating the list as-needed.

3.	The Chief Compliance Officer shall be responsible for circulating or making available forms for the various reports required by this Code of Ethics.

4.
The Chief Compliance Officer shall be responsible for the collection and review of the various reports, and for establishing review procedures to ascertain any deficiencies, irregularities and violations of the requirements of this Code of Ethics.

8.
The Chief Compliance Officer shall designate one or more assistants to review his/her own reports and to handle several of the Chief Compliance Officer’s duties when the Chief Compliance Officer is unavailable.

9.	The Chief Compliance Officer shall submit quarterly and annual reports to the Board of Trustees regarding compliance by Covered Persons with the provisions of this Code of Ethics.

10.	The Chief Compliance Officer shall furnish for the Board of Trustees’ consideration a written report, no less frequently than annually, that:

(a)
describes any issues arising under this Code of Ethics since the last report to the Trustees, including, but not limited to, information about material violations of this Code and sanctions imposed in response to the material violations; and

(b)	certifies that the Trust has adopted procedures reasonably necessary to prevent Covered Persons from violating this Code.

11.	The Chief Compliance Officer shall ensure that all Covered Persons annually submit an acknowledgement that they have read, understood and complied with this Code.

1.18	Enforcement of the Code

The Chief Compliance Officer is responsible for overseeing compliance with and enforcing the requirements of the Code of Ethics.

A.	Review of Personal Trading Information

The Chief Compliance Officer or his/her designee will conduct periodic reviews of personal securities transactions of Covered Persons to ascertain compliance with the Code.  All personal trading information provided to the Chief Compliance Officer will be kept confidential to the extent possible.  In addition, such information may be made available for inspection by the SEC, any state securities commission, third-party auditors and any other third-party entity, as required or otherwise deemed necessary.

B.	Reporting Violations of the Code

Covered Persons must promptly bring any suspected violation of the Code to the attention of the Chief Compliance Officer.  Any suspected violation of the Code that is reported will be taken seriously and will be investigated as deemed appropriate.  The identity of an Covered Person reporting a suspected violation of the Code will be kept confidential, to the extent possible.  Under no circumstances will a Covered Person be reprimanded for reporting a suspected breach of the Code.

C.	Sanctions

No Code of Ethics can cover every possible circumstance, and an individual’s conduct must depend ultimately upon his or her sense of fiduciary obligation to the Trust and its shareholders.  Nevertheless, this Code of Ethics attempts to set forth the Trust’s policies and procedures regarding conduct in those situations in which conflicts of interest are most likely to develop.

In response to a violation of this Code, the Board of Trustees may impose such sanctions as it deems appropriate under the circumstances.  Violators may be required to give up any profit or other benefit realized from any transaction in violation of this Code.  In addition, conduct inconsistent with this Code may result in other actions, as determined to be reasonable and appropriate by the Board.  A record of violations of this Code of Ethics, and of any action taken as a result of such violations will be available for inspection by the SEC at any time during the five-year period following the end of the fiscal year in which each such violation occurs.

Exhibit A

Mutuals.com

PERSONAL TRANSACTION REQUEST FORM

NAME OF COVERED PERSON:	_____________________________

ACCOUNT NAME AND NUMBER:	_____________________________

DATE OF TRANSACTION:	_____________________________

SECURITY NAME:	_____________________________

SECURITY ID NUMBER (CUSIP/SEDOL):	_____________________________

COUNTRY: ___________________	TYPE OF SECURITY:__________

NUMBER OF SHARES: _________	PRICE:_____________

BUY: ____________	SELL:______________

IS THIS AN INITIAL PUBLIC OFFERING:	YES / NO

IS THIS A PRIVATE PLACEMENT SECURITY:	YES / NO

NAME OF BROKER: ________________________________________________

I hereby certify that I am familiar with the Code of Ethics, and that this transaction complies in all material respects with the Code.  I am not aware of any material, non-public information concerning this issuer or the market for its securities, any pending plans or consideration to purchase these securities for a portfolio of Mutuals.com, or any other conflict of interest with Mutuals.com with respect to my interest in this transaction.

SIGNATURE:  _________________________________                                                                       DATE: _________________

AUTHORIZATION

COMPLIANCE OFFICER: ________________________                                                                        DATE: _________________

APPROVED:                                 _____________                                                                                         DENIED: _______________

REASON FOR DENIAL: _________________________________________________________________

            _________________________________________________________________

Exhibit B

MUTUALS.com

Initial Holdings Report

For date    _____________

As of the date _____________________, Initial Holdings Reports sets forth all Reportable Securities for which I am required to report under the Code of Ethics, including those held in Covered Accounts as well as those held in other forms or locations for the benefit of the same individuals or entities identified in the Covered Accounts definition.

Security	Interest Rate & Maturity Date (If applicable)	Number of Shares	Principal Amount

(See Statements from ______________________.)

As of the date indicated, I have the following Covered Accounts:

Broker/Dealer or Bank Through Whom Established	Date Account Established	Name of Covered Person

(See Statements from ______________________.)

Signature: _______________________________________________

Print Name: ______________________________________________

Date: ___________________________________________________

Must be submitted within 10 days of the day upon which became a person required to report initial securities holdings to:

David E. Scott
Chief Compliance Officer

Review initials: _____________

Exhibit C

Mutuals.com

Initial Account List

Attention:  Chief Compliance Officer

The following are all Covered Accounts in which I hold, or may hold, Reportable Securities and/or in which I have executed, or may execute, Reportable Transactions:

Account Name and Number (including brokerage accounts and bank accounts which are used substantially as brokerage accounts)	Firms Through Which Transactions Are Effected

Date:____________________________	______________________________
(Signature)
______________________________
(Print Name)

Exhibit D

Mutuals.com

Quarterly Transaction Report

For the Quarter Ended _________________

During the quarter referred to above, the following transactions represent all of my Reportable Transactions, as defined in this Code of Ethics.

Date of Transaction	Security	Interest Rate & Maturity Date (If applicable)	Number of Shares	Principal Amount	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer Or Bank Through Whom Effected	Name of Covered Person

(See attached Statements from __________________.)

During the quarter referred to above: (1) I established the following new account(s); or (2) the following account(s) otherwise became subject to the definition of “Covered Accounts” under the Code:

Broker/Dealer or Bank Through Whom Established	Date Account Established	Name of Covered Account Holder

(See Statements from ______________________.)

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Signature:    ______________________________________________

Print Name:  ______________________________________________

Date:            ______________________________________________

Must be submitted within 30 days of quarter end to:

David E. Scott
Chief Compliance Officer

Exhibit E

MUTUALS.com

Annual Holdings Report

For date   December 31,  _____________

This Annual Holdings Reports sets forth all of the Reportable Securities for which I am required to report under the Code of Ethics, including Reportable Securities held in Covered Accounts as well as Reportable Securities held in other forms or locations for the benefit of the same individuals or entities identified in the Covered Accounts definition.

Security	Interest Rate & Maturity Date (If applicable)	Number of Shares	Principal Amount

(See Statements from ______________________.)

As of the date indicated, I have the following Covered Accounts, as defined under this Code:

Broker/Dealer or Bank Through Whom Established	Date Account Established	Name of Covered Person

(See Statements from ______________________.)

Signature: _______________________________________________

Print Name: ______________________________________________

Date: ___________________________________________________

Must be submitted within 30 days of the end of the calendar year to:

David E. Scott
Chief Compliance Officer

Review initials: _____________

Exhibit F

Mutuals.com

Code of Ethics Acknowledgement and Representations

TO: The Chief Compliance Officer

The undersigned hereby certifies that:

(i)           I have read and understand the Code of Ethics for Mutuals.com;

(ii)           I will comply with the requirements set forth in the Code of Ethics; and

(ii)           if this is an annual acknowledgement, since becoming subject to the Code, I have

•	To the best of my knowledge, complied with the requirements of the Code; and

•	Reported all Reportable Transactions under this Code to the Chief Compliance Officer.

_________________________________
(Signature)

_________________________________
(Print Name)

_________________________________
(Date)